As filed with the Securities and Exchange Commission on February 16, 2022
Registration No. 333-218178
Registration No. 333-135070
Registration No. 333-118388
Registration No. 333-117792

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-218178
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-135070
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-118388
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117792

UNDER THE SECURITIES ACT OF 1933

INDEPENDENCE HOLDING COMPANY
(Exact name of registrant as specified in its charter)

Delaware	58-1407235
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 Cummings Point Road
Stamford, Connecticut 06902
(Address, Including Zip Code, of Principal Executive Offices)

INDEPENDENCE HOLDING COMPANY 2016 STOCK INCENTIVE PLAN
INDEPENDENCE HOLDING COMPANY 2006 STOCK INCENTIVE PLAN
INDEPENDENCE HOLDING COMPANY 2003 STOCK INCENTIVE PLAN
(Full title of plan)

Teresa A. Herbert
Independence Holding Company
96 Cummings Point Road
Stamford, Connecticut 06902
(203) 358-8000
(Name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer (do not check if a smaller reporting company) ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

Independence Holding Company, a Delaware corporation (the “Company”), is filing this Post-Effective Amendment No. 1 (this “Amendment”) to each of the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) to deregister any and all securities that remain unsold under each of the Registration Statements:

1.
Registration Statement on Form S-8, File No. 333-218178, filed with the Securities and Exchange Commission (the “Commission”) on May 23, 2017, registering the offer and sale of 1,300,000 shares of common stock, par value $1.00 per share, of the Company (the “Common Stock”), issuable pursuant to the Independence Holding Company 2016 Stock Incentive Plan;

2.
Registration Statement on Form S-8, File No. 333-135070, filed with the Commission on June 16, 2006, registering the offer and sale of 1,100,000 shares of Common Stock, issuable pursuant to the Independence Holding Company 2006 Stock Incentive Plan;

3.
Registration Statement on Form S-8, File No. 333-118388, filed with the Commission on August 20, 2004, registering the offer and sale of 280,000 shares of Common Stock, issuable pursuant to the Independence Holding Company 2003 Stock Incentive Plan (the “2003 Plan”); and

4.
Registration Statement on Form S-8, File No. 333-117792, filed with the Commission on July 30, 2004, registering the offer and sale of 350,000 shares of Common Stock, issuable pursuant to the 2003 Plan.

On February 15, 2022, the Company completed the merger contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated November 9, 2021, by and among the Company, Geneve Holdings, Inc., a Delaware corporation (“Geneve”), and Geneve Acquisition Corp., a Delaware corporation and indirect wholly-owned subsidiary of Geneve (“Merger Sub”), pursuant to which Merger Sub was merged with and into the Company, with the Company continuing as the surviving corporation after the merger (the “Merger”). As a result of the Merger, the Company became a wholly-owned subsidiary of Geneve and terminated all offers and sales of its securities registered pursuant to each of the Registration Statements.

In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of this Amendment, any of the shares of Common Stock that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such shares of Common Stock registered but unsold under each of the Registration Statements as of the date of this Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 478 thereunder, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment and has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on this 16th day of February, 2022.

INDEPENDENCE HOLDING COMPANY

By:	/s/ Teresa A. Herbert
Name:	Teresa A. Herbert
Title:	President

No other person is required to sign this Amendment in reliance upon Rule 478 of the Securities Act.